Exhibit 99.1
JOINT FILING AGREEMENT

Each of the undersigned hereby acknowledges and agrees, in compliance with the provisions of Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, that the Schedule 13G and any amendments thereto with respect to the Class A common stock, par value $0.0001 per share, of Stronghold Digital Mining, Inc., to which this Agreement is attached as an exhibit, and any amendments thereto, will be filed with the Securities and Exchange Commission jointly on behalf of the undersigned without the necessity of filing additional joint filing agreements. This Agreement may be executed in one or more counterparts.

Dated as of February 14, 2022

Q POWER LLC
By: /s/ Matthew Usdin, Attorney-in-Fact
Name:    Gregory A. Beard
Title:    Managing Member
By: /s/ Matthew Usdin, Attorney-in-Fact
Name:    William B. Spence
Title:    Managing Member
By: /s/ Matthew Usdin, Attorney-in-Fact
Gregory A. Beard
By: /s/ Matthew Usdin, Attorney-in-Fact
William B. Spence